UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

LONGVIEW FIBRE COMPANY

(Name of Registrant as Specified In Its Charter)

OBSIDIAN FINANCE GROUP, LLC

THE CAMPBELL GROUP, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

On June 29, 2006, Obsidian Finance Group, LLC (“Obsidian”) and The Campbell Group, LLC (“Campbell”) issued a press release relating to Longview Fibre Company (“Longview” or “the Company”). A copy of the press release is filed herewith as Exhibit 1.

On June 29, 2006, Obsidian and Campbell sent an email relating to Longview to certain shareholders of Longview. A copy of the email is filed herewith as Exhibit 2.

In connection with the solicitation of proxies with respect to a special meeting of shareholders of Longview Fibre Company, Obsidian Finance Group, LLC and The Campbell Group, LLC will file with the Securities and Exchange Commission (“SEC”) a proxy statement which shareholders are advised to read as it will contain important information. Shareholders will be able to obtain a free copy of such proxy statement (when available), the definitive solicitation statement filed by Obsidian and Campbell on June 1, 2006 in connection with their solicitation of agent designations from Longview Fibre shareholders (the “solicitation statement”), and other relevant documents filed with the SEC from the SEC website at www.sec.gov. Such proxy statement (when available) and the solicitation statement also will be provided for free upon request to shareholders by Obsidian and Campbell.

Information concerning Obsidian, Campbell and certain of the officers and employees of Obsidian and Campbell, each of whom may be deemed to be a participant in a solicitation by Obsidian and Campbell of proxies with respect to a special meeting of Longview shareholders, including a description of their direct and indirect interests, by security holdings or otherwise, in the matters to be acted upon at such meeting, may be found in a Schedule 14A filed pursuant to Rule 14a-12 by Obsidian and Campbell on April 18, 2006. A copy of such document is available on the SEC website at www.sec.gov.